Exhibit (d)(x)(B)

SCHEDULE A

DATED MARCH 9, 2026

TO THE

INVESTMENT ADVISORY AGREEMENT DATED SEPTEMBER 29, 2025

BETWEEN

FUNDVANTAGE TRUST AND POLEN CAPITAL MANAGEMENT, LLC

Series of FundVantage Trust

Polen 5Perpsectives Small-Mid Growth ETF

Polen 5Perspectives Growth Opportunities ETF

Polen 5Perspectives Large Growth ETF

SCHEDULE B

DATED MARCH 9, 2026

TO THE

INVESTMENT ADVISORY AGREEMENT DATED SEPTEMBER 29, 2025

BETWEEN

FUNDVANTAGE TRUST AND POLEN CAPITAL MANAGEMENT, LLC

Investment Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund’s Average Daily Net Assets
Polen 5Perpsectives Small-Mid Growth ETF	0.75% (75 basis points)

Polen 5Perspectives Growth Opportunities ETF	0.60% (60 basis points)

Polen 5Perspectives Large Growth ETF	0.50% (50 basis points)